Exhibit 99.1

POTBELLY CORPORATION APPOINTS NEW SENIOR VICE PRESIDENT OF OPERATIONS

Chicago, IL May 1, 2015 – Potbelly Corporation (NASDAQ: PBPB) today announced the promotion of Julie Younglove-Webb as its new Senior Vice President of Operations, effective May 1, 2015. Ms. Younglove-Webb will oversee all aspects of company operations.

“We are thrilled to announce the promotion of Julie Younglove-Webb,” said Aylwin Lewis, Chairman and Chief Executive Officer of Potbelly. “Julie joined the Potbelly Nation in 2008, first learning operations as a General Manager and then as a District Manager before assuming various operations roles and being promoted to her latest role as Central Zone Vice President, overseeing 250 shops. Over the last seven years, we have come to know Julie as a strong leader, and also as a person of high integrity. Under her leadership, we have seen great results with our people, customers, sales and profit metrics. We are extremely excited for Julie to lead the Operations team. I am certain that Julie will do excellent work, and will continue to build on the strong foundation that John Morlock has started.”

Lewis continued, “After 12 years with Potbelly, John had requested a reduced workload. His contributions as our senior operations leader cannot be overstated. I am grateful that we keep John’s expertise within Potbelly. John will now serve as our SVP of Ops Growth, where he will lead Global Franchise Operations and Loss Prevention. He remains on the Real Estate and the Menu committees.”

Prior to Potbelly, Ms. Younglove-Webb held a number of leadership positions within IBM, Kmart and Sears Holdings Corporation. Ms. Younglove-Webb began her career at IBM in IT leadership. At Kmart, she served as Vice President, Marketing where she was responsible for the company’s advertising and marketing functions. At Sears, Ms. Younglove-Webb served as Senior Vice President and GM of Sears Essentials, where she oversaw all operations including merchandising, marketing and field operations for 67 stores with revenues over $1 billion. Ms. Younglove-Webb later served as Senior Vice President, Customer Experience, with continued responsibility for Sears Essentials and expanded responsibility for all Sears Holdings in-store experiences.

Ms. Younglove-Webb completed her undergraduate degree at the University of Michigan and received an MBA from Wayne State, and an M.S. in Management and Organization from Penn State University.

About Potbelly

Potbelly Corporation is a fast growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 300 shops in the United States and the District of Columbia and our franchisees operate over twenty shops domestically and in the Middle East. For more information, please visit our website at www.potbelly.com.

Contact:       Investor Relations    Investors@Potbelly.com    312-428-2950